UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 4, 2026

iShares® Ethereum Trust ETF
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-42166 (Commission File Number)	99-6353885 (I.R.S. Employer Identification No.)

c/o iShares Delaware Trust Sponsor LLC
400 Howard Street
San Francisco, California 94105
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (415) 670-2000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares	ETHA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01.         Other Events

On July 31, 2026, iShares® Delaware Trust Sponsor LLC, the sponsor (the “Sponsor”) of iShares® Ethereum Trust ETF (the “Trust”), approved a reverse split of the Trust’s shares (the “Shares”) at a ratio of one-for-three (the “Reverse Split”).

The Reverse Split will become effective as of the open of business on October 6, 2026, at which time the Shares will begin trading on a split-adjusted basis on The Nasdaq Stock Market LLC. As a result of the Reverse Split, each three Shares outstanding as of the record date of October 5, 2026 will be combined into one Share. The Reverse Split will proportionately decrease the number of Shares outstanding and increase the net asset value per Share. The Reverse Split will not change the total value of a shareholder’s investment or the aggregate value of the Trust’s assets.

No fractional Shares will be issued in connection with the Reverse Split. A shareholder’s proportional fractional Share will be redeemed and the proceeds paid in cash to the shareholder’s brokerage account of record, which may have tax consequences for such shareholder.

Item 9.01.         Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2026

iShares Ethereum Trust ETF*

By:	iShares Delaware Trust Sponsor LLC

By:	/s/ Bryan Bowers
Name: Bryan Bowers
Title: Director and Chief Financial Officer

*	The registrant is a trust. The individual specified above is signing in his capacity as an officer and/or authorized signatory of iShares Delaware Trust Sponsor LLC, the Sponsor of the Trust.